Exhibit 1

The Need for Change: Performance, Pay and Putting PDC on a

Path to Profitability

New York, NY and Denver, CO – May 6, 2019 – Kimmeridge Energy Management Company, LLC ("Kimmeridge" or the "Firm"), beneficial owners of 5.1% of the shares of common stock of PDC Energy, Inc. (“PDC” or the “Company”) (NASDAQ: PDCE), today released a presentation highlighting a pathway for PDC to achieve profitability. You can access the presentation here: http://kimmeridge.com/pdc_part3/

In its comprehensive presentation, Kimmeridge highlights PDC’s historical underperformance, both operationally and financially, as well as its Board and management team’s lack of accountability and alignment with shareholders’ interests. Kimmeridge then articulates its perspective on how PDC can be put on a path to profitability. Kimmeridge also presents an in-depth analysis of PDC’s financial and operational performance.

Ben Dell, Founder and Managing Partner of Kimmeridge, said, “PDC’s shareholders have before them a critical decision. They can choose to support the Company’s proposed nominees to the Board, and in turn maintain PDC’s status quo, or they can vote for the Kimmeridge minority slate, and give their fellow shareholders the opportunity to effect change at PDC, with a refreshed Board who will commit to thinking and acting like owners. In our view, a vote for the PDC nominees is a vote for continued value destruction, underperformance, failure to meet internally-set targets, poor financial controls, bloated executive compensation and high SG&A. Kimmeridge’s nominees are highly qualified, experienced industry professionals who are focused on creating sustained value for all shareholders, while aligning management compensation with absolute performance and placing the Company on a path to profitability.”

For ease of reference, links to Kimmeridge’s press releases can be found below:

-	Kimmeridge Comments on PDC's Q1 Operating and Financial Results – 5.2.19

-	PDC Energy: A Company in Denial and a Board Asleep at the Wheel – 4.23.19

-	Kimmeridge Files Preliminary Proxy Statement for Election of Directors at PDC Energy's Annual Meeting – 4.9.19

-	Kimmeridge Energy Nominates Three Highly Qualified Directors for the Board of PDC Energy, Inc. – 4.7.19

IMPORTANT

We urge shareholders to tell PDC’s Board what you think by voting GOLD. Your vote is critical, no matter how many or how few shares you own. Please VOTE GOLD “FOR ALL” of the Kimmeridge Nominees.

You can vote electronically via the Internet, by telephone or by signing and dating the GOLD proxy card and mailing it in the postage paid envelope provided. If you have questions about the voting process or need help in voting your shares, please feel free to reach out to our proxy solicitor, Innisfree M&A Incorporated, toll free at (877) 750-8338 or collect at (212) 750-5833.

About Kimmeridge Energy
Founded in 2012 by Ben Dell, Dr. Neil McMahon and Henry Makansi, Kimmeridge is an energy private equity firm focused on making direct investments in unconventional oil and gas assets in the U.S. Rather than partner with separate management teams, Kimmeridge identifies, owns and operates each of its assets directly, maintaining an in-house geology and operating team with experience across all major E&P functions.

Investor Contact:
Scott Winter / Jonathan Salzberger
Innisfree M&A Incorporated
212.750.5833

Media Contact:
Daniel Yunger / Cathryn Vaulman
Kekst CNC
212.521.4800
daniel.yunger@kekstcnc.com
cathryn.vaulman@kekstcnc.com

Legend
Kimmeridge Energy Management Company, LLC ("Kimmeridge"), Kimmeridge Active Investments, LLC, Kimmeridge Chelsea, LLC, Benjamin Dell, Alice E. Gould, James F. Adelson, Alexander Inkster, Noam Lockshin, Henry Makansi and Neil McMahon (collectively, the "Participants") have filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC"), along with an accompanying GOLD proxy card to be used in connection with the Participants' solicitation of proxies from the stockholders of PDC Energy, Inc. (the "Company") for use at the Company's 2019 annual meeting of stockholders. All stockholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's stockholders and are, along with other relevant documents, available at no charge on the SEC's website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Kimmeridge with the SEC on April 18, 2019. This document can be obtained free of charge from the source indicated above.